Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI Receives Additional Orders for Nickel-based Alloy Plate

For a Large Oil & Gas Pipeline Project

Largest Project Participation in ATI’s History

Pittsburgh, PA – November 24, 2014 – Allegheny Technologies Incorporated (NYSE:ATI) said today that it has received an additional order for its nickel-based alloy plate to be used in a large oil & gas pipeline project. ATI previously announced that it had booked initial orders for this project. Shipments are scheduled to begin in late fourth quarter 2014 and continue through the first half of 2015.

“Total expected revenue of approximately $145 million from these orders represents the largest participation in a project in ATI’s history,” said Rich Harshman, Chairman, President and Chief Executive Officer. “For perspective, expected revenue from these orders is greater than 25% of ATI’s sales to the Oil & Gas/Chemical Process Industry for the first nine months of 2014. We received a large share of this project due to the quality of our nickel-based alloy plate that is enabled by ATI’s unique supply chain, including our Flat Rolled Products segment specialty alloy plate facility.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.1 billion for the twelve months ended September 30, 2014. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.